As filed with the Securities and Exchange Commission on July 31, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PAIN THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-1911336
(State of incorporation)	(I.R.S. Employer Identification Number)

2211 Bridgepointe Parkway

Suite 500

San Mateo, CA 94404

(650) 624-8200

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

PETER S. RODDY

Vice President and Chief Financial Officer

Pain Therapeutics, Inc.

2211 Bridgepointe Parkway

Suite 500

San Mateo, CA 94404

(650) 624-8200

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael J. O’Donnell

Martin J. Waters

Gavin T. McCraley

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2008 Equity Incentive (“2008 Plan”) Plan, Common Stock $0.001 par value	9,399,436(2)	$8.56(3)	$80,459,172	$3,162

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2008 Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.

(2)	Includes the 1,399,436 shares of Common Stock which have been reserved but not issued or subject to outstanding awards under the 1998 Stock Plan (“1998 Plan”) as of May 22, 2008, the date of stockholder approval of the 2008 Plan. The 2008 Plan provides that the maximum aggregate number of shares of Common Stock awarded or sold under the 2008 Plan is 8,000,000 shares of Common Stock, plus shares of Common Stock which have been reserved but not issued under the 1998 Plan as of the date of stockholder approval of the 2008 Plan, and shares of Common Stock subject to stock options or similar awards granted under the 1998 Plan that expire or otherwise terminate without having been exercised in full and shares of Common Stock issued pursuant to awards granted under the 1998 Plan that are forfeited to or repurchased by the Registrant. No further awards will be made under the 1998 Plan.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. The computation is based upon the average of the high and low prices of the Common Stock as quoted on The NASDAQ Global Market on July 28, 2008.

PAIN THERAPEUTICS, INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission are incorporated herein by reference:

(a) the Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2007;

(b) the Registrant’s Definitive Proxy Statement filed on April 7, 2008;

(c) the Registrant’s Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

(d) the Registrant’s Current Reports on Form 8-K filed on May 29, 2008 and June 19, 2008; and

(e) the description of the Registrant’s Common Stock and associated preferred share purchase rights, contained in the Registrant’s Registration Statements on Form 8-A filed with the Commission on March 15, 2000 and May 3, 2005, with the latter as amended on Form 8-A/A filed with the Commission on September 27, 2006, registering such shares and associated rights pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Michael J. O’Donnell of Wilson Sonsini Goodrich & Rosati, Professional Corporation is a Director and Secretary of the Registrant. Wilson Sonsini Goodrich & Rosati is corporate counsel to the Registrant. Individual members and persons associated with Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of approximately 64,714 shares of the Registrant’s common stock and have been granted options to purchase an aggregate of approximately 225,000 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or employees. The Registrant also has and intends to maintain director and officer liability insurance.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1(1)	Specimen Common Stock Certificate.

4.2(2)	Preferred Stock Rights Agreement, dated as of April 28, 2005, between Registrant the Company and Mellon Investor Services LLC, including the Certificate of Designation, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C, respectively.

4.3(3)	Amendment to Preferred Stock Rights Agreement, dated as of September 27, 2006, between the Registrant and Mellon Investor Services LLC.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.2(4)	2008 Equity Incentive Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 5).

(1)	Incorporated by reference from exhibits to our report on Form 10-Q for the period ending June 30, 2005.

(2)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on May 3, 2005.

(3)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on September 27, 2006.

(4)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on May 29, 2008.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employees benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Pain Therapeutics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 31st day of July, 2008.

PAIN THERAPEUTICS, INC.

By:	/s/ PETER S. RODDY
Peter S. Roddy Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints Peter S. Roddy his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ REMI BARBIER Remi Barbier	President, Chief Executive Officer and Director (Principle Executive Officer)	July 31, 2008

/s/ PETER S. RODDY Peter S. Roddy	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 31, 2008

/s/ NADAV FRIEDMANN, PH.D.,M.D. Nadav Friedmann, Ph.D., MD	Director	July 31, 2008

/s/ ROBERT Z. GUSSIN, PH.D. Robert Z. Gussin, Ph.D.	Director	July 31, 2008

Patrick Scannon, M.D., Ph.D.	Director

/s/ MICHAEL J. O’DONNELL Michael J. O’Donnell	Director	July 31, 2008

Sanford R. Robertson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1(1)	Specimen Common Stock Certificate.

4.2(2)	Preferred Stock Rights Agreement, dated as of April 28, 2005, between Registrant the Company and Mellon Investor Services LLC, including the Certificate of Designation, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C, respectively.

4.3(3)	Amendment to Preferred Stock Rights Agreement, dated as of September 27, 2006, between the Registrant and Mellon Investor Services LLC.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.2(4)	2008 Equity Incentive Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 5).

(1)	Incorporated by reference from exhibits to our report on Form 10-Q for the period ending June 30, 2005.

(2)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on May 3, 2005.

(3)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on September 27, 2006.

(4)	Incorporated by reference from exhibits to our report on Form 8-K as filed with the Securities and Exchange Commission on May 29, 2008.